Arrow DWA Tactical: International ETF

Additional Information (Unaudited)

January 31, 2023

Change in Independent Registered Public Accounting Firm

On March 7, 2023 , BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of Arrow DWA Tactical: International ETF (The “Fund”), a series of Arrow Investments Trust. The Audit Committee of the Board of Directors approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Fund as of and for the fiscal year ended July 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal year ended July 31, 2022, and during the subsequent interim period through March 7, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

On March 8, 2023 , the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending July 31, 2023.

During the fiscal year ended July 31, 2022, and during the subsequent interim period through March 8, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

April 11, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Arrow DWA Tactical: International ETF statements included under Item 13(a)(4) of its Form N-CSRS filed on April 11, 2023 and we agree with such statements concerning our firm made in paragraphs two and three. We have no basis to agree or disagree with the statements in paragraph one of Exhibit 13(a)(4).

Sincerely,

 BBD, LLP

Philadelphia, Pennsylvania